Exhibit (n)

FORM OF

MULTIPLE CLASS OF SHARES PLAN
FOR
FIDELITY RUTLAND SQUARE TRUST II
DATED:  __________, 20__

          This Multiple Class of Shares Plan (the “Plan”), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f–3 under the Investment Company Act of 1940 (the “1940 Act”) for the portfolios (each, a “Fund”) of Fidelity Rutland Square Trust II as listed on Schedule I to this Plan.

1.	Classes Offered. Each Fund may offer up to two classes of its shares: Initial Class and Investor Class (each, a “Class”).

2.

Distribution and/or Shareholder Service Fees.  Distribution and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then–effective plan pursuant to Rule 12b–1 under the 1940 Act for the applicable class.  Distribution and/or shareholder service fees currently authorized are as set forth in Schedule I to this Plan.

3.

Redemption Fee.  Initial Class and Investor Class shares of Funds offering such shares will not be subject to a redemption fee (short–term trading fee) as set forth in Schedule I to this Plan and further described in each Fund’s prospectus.

4.	Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:

A.	Class Expenses: The following expenses shall be allocated exclusively to the applicable specific Class of shares: (i) distribution and shareholder service fees; and (ii) transfer agent fees.

B.

Fund Income, Gain, Loss and Expenses:  Income, gain, loss, and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class in a manner consistent with Rule 18f–3(c)(1)(i).

5.

Voting Rights.  Each Class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

6.

Effective Date of Plan.  This Plan shall become effective upon the approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

7.

Amendment of Plan.  Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8.	Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

9.

Limitation of Liability.  Consistent with the limitation of shareholder liability as set forth in each Trust’s Trust Instrument or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan, shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares.  All persons having any claim against a Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

SCHEDULE I, DATED ________, 20__, TO MULTIPLE CLASS OF SHARES PLAN FOR FIDELITY RUTLAND SQUARE TRUST II, DATED _________, 20__

FUND/CLASS	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)	CLASS LEVEL REDEMPTION FEE (as a percentage of amount redeemed)	CLASS LEVEL TRANSFER AGENCY FEE (as a percentage of average nets assets)

Fidelity Strategic Advisers Mid Cap Value Portfolio:
Initial Class	none	none	none	none	0.066%
Investor Class	none	none	none	none	0.18%

Fidelity Strategic Advisers Small Cap Portfolio:
Initial Class	none	none	none	none	0.066%
Investor Class	none	none	none	none	0.18%